Date: For Release: Contact(s):	January 25, 2007 Upon Receipt Media	Investors

	Joshua King 860/547-2293 joshua.king@thehartford.com	Kim Johnson 860/547-6781 kimberly.johnson@thehartford.com

Shannon Lapierre JR Reilly 860/547-5624 860/547-9140

shannon.lapierre@thehartford.com jr.reilly@thehartford.com

The Hartford Reports Record Fourth Quarter Net Income Up 68% and Full Year 2006 Net Income of $2.7 Billion

Excellent earnings in both life and property and casualty drive 15 percent growth in book value per share

HARTFORD, Conn. – The Hartford Financial Services Group, Inc. (NYSE: HIG), one of the nation’s largest financial services and insurance companies, today reported fourth quarter 2006 net income of $783 million, or $2.42 per diluted share. For full year 2006, net income was up 21 percent over the prior year to $2.7 billion.

The Hartford’s core earnings in the fourth quarter of 2006 were $768 million, or $2.37 per diluted share, and were $2.9 billion, or $9.07 per diluted share, for full year 2006. Financial performance for the fourth quarter and full year 2006 compared with the fourth quarter and full year 2005 is provided in the table below.

Summary
(in millions except per share data)	Quarterly Results			Yearly Results
	4Q ‘05	4Q ‘06	Change	2005	2006	Change
Net income	$467	$783	68%	$2,274	$2,745	21%

Net income per diluted share	1.51	2.42	60%	7.44	8.69	17%

Core earnings*	498	768	54%	2,242	2,865	28%

Core earnings per diluted share*	1.61	2.37	47%	7.34	9.07	24%

Assets under management*	322,972	377,599	17%

Book value per share (ex. AOCI)*	50.41	57.83	15%

* This is a financial measure not calculated based on generally accepted accounting principles (“non-GAAP”). More information is provided in the Discussion of Non-GAAP and Other Financial Measures section below.

Fourth quarter 2006 net income reflects a $76 million after-tax charge related to the company’s revision of its estimates of future gross profits, commonly referred to as a “DAC unlock.” Estimates of future gross profits are used in the determination of certain asset and liability balances, principally life deferred acquisition costs (DAC). The effect of this DAC unlock on life operations net income was a $63 million after-tax charge, of which $46 million was recorded in Life Other. The effect on corporate net income was a $13 million after-tax charge.

“The Hartford had its best year ever in 2006, with every one of our major business segments exceeding our target returns,” said Ramani Ayer, chairman and chief executive officer of The Hartford. “We reported record earnings, 15 percent growth in book value per share and a return on equity of more than 16 percent. We grew profitably in highly attractive markets, providing a broad array of insurance and financial solutions for business owners and U.S. and Japanese Baby Boomers.

“For the year, property and casualty ongoing operations reported record underwriting results. Our low catastrophe costs and strong underlying performance led to an outstanding combined ratio of 89.3 percent. In life operations, more than $12 billion of positive net flows in 2006 and good equity markets drove assets under management up 18 percent. We finished 2006 with a remarkable capital position. This strategic position enables The Hartford to invest in growth opportunities, effectively manage its risks, and return capital to shareholders through share repurchases and higher dividends,” added Ayer.

REVIEW OF BUSINESS UNIT RESULTS

Life Operations

“Our life operations continued to execute extremely well. Across the business, we are benefiting from expanded distribution, innovative products, strong fund performance and award-winning service. Variable annuity assets, individual life insurance in force and group benefits premiums each rose 9 percent, year-over-year. In these anchor businesses, we have long-standing leadership positions and significant competitive advantages. We are also having terrific success in accumulating assets in our high-growth, emerging businesses — mutual funds, retirement plans, and Japanese annuities,” added Ayer.

Net income for The Hartford’s life operations was $359 million for the fourth quarter of 2006, 23 percent higher than the prior year. Net income for the year was up 20 percent over the prior year to a record $1.4 billion. As of December 31, 2006, total assets under management in life operations were $327 billion, 18 percent higher than the prior year.

Retail Products Group

Retail products group deposits grew 50 percent over the prior year to $6.7 billion in the fourth quarter of 2006, with mutual funds and variable annuities contributing in nearly equal parts. Total retail assets under management grew 13 percent since December 31, 2005, to a record $165 billion. Net income for the fourth quarter of 2006 was $102 million compared with net income of $175 million in the fourth quarter of 2005. Net income for the fourth quarter of 2006 included a $72 million after-tax charge related to the DAC unlock.

Variable annuity deposits for the fourth quarter of 2006 increased 26 percent over the prior year to $3.1 billion. Fourth quarter 2006 net outflows improved to $696 million, compared with $880 million in the prior year. Lifetime Income Builder II was added to 40 percent of sales from new variable annuity contracts in the fourth quarter. This feature, introduced in August 2006, provides guaranteed income for life with income amounts that can increase over time. Variable annuity assets under management ended the quarter at $114 billion, 9 percent higher than December 31, 2005.

Retail mutual fund deposits topped $3 billion for the first time in the fourth quarter of 2006, up 79 percent over the prior year. With a seasoned wholesaling team in place, more than 64,000 financial advisors sold Hartford mutual funds in 2006, up 24 percent from the prior year.
Strong performance by The Hartford’s family of funds, along with higher sales, drove total mutual fund assets under management past the $40 billion milestone by year end, up 33 percent over the prior year.

Retirement Plans

Retirement plans deposits rose to $1.5 billion in the quarter, a 36 percent increase over the fourth quarter of 2005. Growth in ongoing contributions to existing 401(k) plans and a large government plan sale drove net flows to $708 million. The Hartford was recently recognized as the only retirement plans firm to receive a 2006 DALBAR Award for Customer Service.

Total assets under management in retirement plans were $25 billion as of December 31, 2006, a 21 percent increase over the prior year. Net income for the fourth quarter of 2006 was $45 million, compared with $21 million in the fourth quarter of 2005. Fourth quarter 2006 net income included a $20 million after-tax benefit from the DAC unlock.

Institutional Solutions Group

In the institutional solutions group, deposits for the fourth quarter were $2.1 billion, up 88 percent from the prior year, benefiting from strong private placement life insurance sales and a large institutional funding agreement sale. Sales to institutions typically vary significantly quarter-to-quarter based on the interest rate and competitive environment.

Net flows drove assets under management to $51 billion as of December 31, 2006, an increase of 18 percent over the prior year. Fourth quarter 2006 net income was up 9 percent over the prior year to $24 million.
Individual Life

Individual life reported record fourth quarter and full year 2006 sales results. Fourth quarter 2006 sales rose 5 percent over the prior year to $89 million. During 2006, The Hartford demonstrated the success of its diversification strategy by growing sales in all major product lines. Sales growth has been particularly strong at banks, where The Hartford’s point-of-sale support provides financial advisors with the capability to address their clients’ more sophisticated insurance needs.

Variable life insurance continued to represent more than 40 percent of new product sales, significantly higher than industry averages. In the most recent Tillinghast Value Survey, The Hartford retained its number two ranking for variable life sales through the first nine months of 2006.

Over the course of 2006, life insurance in-force rose 9 percent and account values were up 10 percent. Net income for the fourth quarter of 2006 was $31 million, compared with $43 million in the prior year. Fourth quarter 2006 net income included an after-tax charge of $18 million related to the DAC unlock.

Group Benefits

Group benefits fully insured sales for the fourth quarter of 2006 were $111 million, down 18 percent from the prior year due to unusually strong fourth quarter sales in 2005. For the full year 2006, fully insured sales increased 11 percent to $861 million. According to a recent LIMRA report, The Hartford retained its number one ranking in new fully insured group disability sales and its number three ranking in group life insurance sales through the first nine months of 2006.

Fully insured premiums of $1 billion for the fourth quarter of 2006 were up 9 percent over the prior year, driven by strong 2006 sales and good persistency in the employer market. Net income for the fourth quarter of 2006 was $87 million, compared with $81 million in the prior year. Fourth quarter 2006 net income included a group life reserve release of $11 million, after tax. Fourth quarter 2005 net income included a $9 million tax benefit.

International

Variable annuity deposits in Japan were ¥137 billion, or $1.2 billion, for the fourth quarter of 2006, 51 percent below the fourth quarter of 2005, as a result of continued strong competition from both domestic and foreign companies. Net flows for variable annuities were ¥82 billion, or $695 million, for the quarter. Net flows of ¥512 billion, or $4.4 billion, for the full year of 2006 and global market appreciation drove total assets under management in Japan up 21 percent to ¥3.7 trillion, or $31 billion, as of December 31, 2006.

The Hartford plans to launch a new variable annuity product in the first quarter of 2007 to meet the evolving needs of Japanese annuity customers. This new product will complement the company’s existing offerings.

International operations net income for the fourth quarter of 2006 was $101 million, compared with $33 million in the prior year. Net income for the fourth quarter of 2006 included a $53 million after-tax benefit related to the DAC unlock.

Property and Casualty Operations

“Property and casualty had an excellent fourth quarter and year. We reported record underwriting profits for the fourth quarter as loss costs in both the current and prior accident years developed favorably. Fueled by our agency expansion and product development initiatives, personal lines and small commercial grew to more than 60 percent of total written premiums. We believe these markets will provide us with continued growth opportunities at attractive margins through the next phase of the underwriting cycle,” said Ayer.

Written premiums for The Hartford’s property and casualty operations in the fourth quarter of 2006 were $2.6 billion, up 2 percent over the fourth quarter of 2005. Written premium growth for the quarter was 4 percent in both personal lines and small commercial, while written premiums declined by 1 percent in the more competitive middle and specialty commercial markets.

The combined ratio for ongoing operations was 88.9 percent in the fourth quarter of 2006 compared to 99.2 percent in the prior year period. Catastrophe losses were 1.5 percent of premium in the fourth quarter of 2006 compared to 4.7 percent in the fourth quarter of 2005. In addition, the fourth quarter of 2006 benefited from $21 million, or 0.8 points, of favorable prior year reserve development and $58 million, or 2.2 points, of net reserve releases for the 2006 accident year.

With strong underwriting results and growth in net investment income, property and casualty operations net income for the fourth quarter of 2006 rose 129 percent over the prior year to $498 million. For the full year 2006, net income was $1.5 billion, up 23 percent over 2005.

Business Insurance

Written premiums for business insurance were $1.3 billion for the fourth quarter of 2006, 2 percent higher than the fourth quarter of 2005. Growth in small commercial offset a slight decline in middle market business.

The addition of new agents drove fourth quarter 2006 small commercial written premiums to $666 million, up 4 percent over the prior year. In December 2006, the company launched a new commercial automobile offering that uses more sophisticated models in determining rates for customers. The product was available in 30 states by year end.

The business insurance combined ratio of 87.3 percent for the fourth quarter of 2006 included 1 point of catastrophe losses and 2.2 points of favorable current accident year reserve development related to workers compensation claims and packaged insurance coverages for small businesses. Excluding catastrophes and prior year development, the combined ratio was 87.9 percent for the fourth quarter of 2006.
Personal Lines Insurance

In the fourth quarter of 2006, personal lines written premiums were $941 million, a 4 percent increase over the prior year. Written premiums grew 9 percent through AARP and 6 percent through independent agents, while non-standard auto premiums continued to decline. The Hartford completed its divestiture of its non-standard business, Omni Insurance Group, in November 2006.

In the AARP program, increased investments in Internet and television advertising are successfully attracting new customers and service excellence is driving customer retention. For the second year in a row, J.D. Power and Associates recognized The Hartford for providing “An Outstanding Customer Service Experience” to its AARP clients.1

In the independent agency channel, new product and an expanded distribution network contributed to written premium growth. The Hartford’s Dimensions with Auto Packages, launched in July 2006, is now available in 29 states and is being well received. Approximately 5,700 personal lines agents represented The Hartford at year end, a significant increase over the prior year.

Personal lines reported a combined ratio of 88.6 percent for the quarter, including 3.3 points of catastrophe losses and 3.1 points of favorable current year reserve development, primarily related to auto liability claims. Excluding catastrophes and prior year development, the combined ratio was 86.5 percent for the fourth quarter of 2006.

Specialty Commercial Insurance

In specialty commercial, written premiums for the fourth quarter of 2006 decreased 1 percent from the prior year to $369 million. The company focused on retaining profitable in-force accounts and opportunistically pursued new business through targeted risk selection and disciplined underwriting.

Written premiums in the company’s professional liability, fidelity and surety businesses grew 11 percent over the prior year, reflecting new business generated from small commercial and middle market agents. During the quarter, the company also launched Professional Choice Liability PolicySM, a professional liability policy for firms involved in business services industries, such as market research, advertising and public relations, and temporary staffing.

Specialty commercial reported a combined ratio of 95.1 percent for the fourth quarter of 2006. Excluding catastrophes and prior year development, the combined ratio was 94.4 percent.

1 For J.D. Power and Associates Call Certification ProgramSM information, visit jdpower.com.

2007 GUIDANCE

Based on current information, The Hartford expects 2007 core earnings per diluted share to be between $9.30 and $9.60. The company’s previous guidance range was $9.35 to $9.65 per diluted share. The sole basis for the guidance change was to reflect the estimated effect of the anticipated adoption of new accounting standard SOP 05-1, commonly referred to as Deferred Acquisition Costs for Internal Replacements. At the time the previous guidance was provided, the company disclosed that the guidance did not include any estimate of the impact from SOP 05-1.

The Hartford’s 2007 guidance excludes any unusual or unpredictable benefits or charges that might occur during the year. A detailed chart outlining the company’s guidance for property and casualty and life operations is set forth in the attached table. The 2007 guidance assumes the following items:

•	U.S. equity markets produce an annualized return of 9 percent (7.2 percent stock price appreciation and 1.8 percent dividends) from the S&P 500 level of 1,418 on December 31, 2006;

•	The cost of resolving the previously disclosed market timing matters does not exceed the previously incurred after-tax expense of $54 million (the ultimate cost to the company of these matters could materially exceed this amount);

•	A catastrophe ratio of 3 percent to 3.5 percent;

•	The third quarter 2007 review of all assumptions underlying the company’s estimate of future gross profits used in the determination of certain asset and liability balances, principally life deferred acquisition costs (DAC), results in a net zero effect to core earnings;

•	An estimated after-tax expense between $15 million and $25 million related to the anticipated adoption of SOP 05-1. This estimate assumes that the company’s level of exchange activity, as defined in the SOP, is comparable with that of recent years. In addition, the adoption of SOP 05-1 will result in an estimated cumulative effect adjustment between $50 million to $65 million, after tax, which will be recorded as a reduction to retained earnings with no impact on net income or core earnings. Additional guidance related to this SOP is under development, which, if issued, may impact the company’s current estimates;

•	A pre-tax underwriting loss of $160 million from other operations in property and casualty. In the last several years, underwriting losses in other operations have differed materially from the assumptions incorporated in guidance; and

•	Diluted weighted average shares outstanding of 320 million.

The company’s actual experience in 2007 will almost certainly differ from many of the assumptions described above, due to a number of factors including, but not limited to, the risk factors set forth in the company’s Form 10-K and Form 10-Q, significant changes in estimated future earnings on investment products caused by changes in the equity markets, DAC amortization and our effective tax rate, up and down, that are difficult to anticipate or forecast, changes in loss-cost trends in the property and casualty businesses, catastrophe losses at levels different from assumptions and developments emerging as a result of changes in estimates arising from the company’s regular review of its prior-period loss reserves for all lines of insurance, including annual grounds-up reviews of long-term latent casualty exposures, including asbestos and environmental claims and the recoverability of reinsurance for these claims.

CONFERENCE CALL

The Hartford will discuss its fourth quarter 2006 results and its outlook for 2007 in a conference call on Friday, January 26, 2007, at 10:00 a.m. EST. The call, along with a slide presentation, can be simultaneously accessed through The Hartford’s Web site at ir.thehartford.com.

More detailed financial information can be found in The Hartford’s Investor Financial Supplement for the fourth quarter of 2006, which is available on The Hartford’s Web site, ir.thehartford.com.

ABOUT THE HARTFORD

The Hartford, a Fortune 100 company, is one of the nation’s largest financial services and insurance companies, with 2006 revenues of $26.5 billion. The Hartford is a leading provider of investment products, life insurance and group benefits; automobile and homeowners products; and business property and casualty insurance. International operations are located in Japan, Brazil and the United Kingdom. The Hartford’s Internet address is www.thehartford.com.

DISCUSSION OF NON-GAAP AND OTHER FINANCIAL MEASURES

The Hartford uses non-GAAP and other financial measures in this press release to assist investors in analyzing the company’s operating performance for the periods presented herein. Because The Hartford’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford’s non-GAAP and other financial measures to those of other companies.

The Hartford uses the non-GAAP financial measure core earnings as an important measure of the company’s operating performance. The Hartford believes that the measure core earnings provides investors with a valuable measure of the performance of the company’s ongoing businesses because it reveals trends in the company’s insurance and financial services businesses that may be obscured by the net effect of certain realized capital gains and losses. Some realized capital gains and losses are primarily driven by investment decisions and external economic developments, the nature and timing of which are unrelated to the insurance and underwriting aspects of the company’s business. Accordingly, core earnings excludes the effect of all realized gains and losses (net of tax and the effects of deferred policy acquisition costs) that tend to be highly variable from period to period based on capital market conditions. The Hartford believes, however, that some realized capital gains and losses are integrally related to the company’s insurance operations, so core earnings includes net realized gains and losses such as net periodic settlements on credit derivatives and net periodic settlements on the Japan fixed annuity cross-currency swap. These net realized gains and losses are directly related to an offsetting item included in the income statement such as net investment income. Core earnings is also used by management to assess the company’s operating performance and is one of the measures considered in determining incentive compensation for the company’s managers. Net income is the most directly comparable GAAP measure. Core earnings should not be considered as a substitute for net income and does not reflect the overall profitability of the company’s business. Therefore, The Hartford believes that it is useful for investors to evaluate both net income and core earnings when reviewing the company’s performance. A reconciliation of net income to core earnings for the three and twelve months ended December 31, 2005 and 2006 is set forth in the results by segment table.

Core earnings per share is calculated based on the non-GAAP financial measure core earnings. The Hartford believes that the measure core earnings per share provides investors with a valuable measure of the company’s operating performance for many of the same reasons applicable to its underlying measure, core earnings. Net income per share is the most directly comparable GAAP measure. Core earnings per share should not be considered as a substitute for net income per share and does not reflect the overall profitability of the company’s business. Therefore, The Hartford believes that it is useful for investors to evaluate both net income per share and core earnings per share when reviewing the company’s performance. A reconciliation of net income per share to core earnings per share for the three and twelve months ended December 31, 2005 and 2006 is set forth on page C-8 of The Hartford’s Investor Financial Supplement for the fourth quarter of 2006.

Written premiums is a statutory accounting financial measure used by The Hartford as an important indicator of the operating performance of the company’s property and casualty operations. Because written premium represents the amount of premium charged for policies issued, net of reinsurance, during a fiscal period, The Hartford believes it is useful to investors because it reflects current trends in The Hartford’s sale of property and casualty insurance products. Earned premium, the most directly comparable GAAP measure, represents all premiums that are recognized as revenues during a fiscal period. The difference between written premium and earned premium is attributable to the change in unearned premium reserves. A reconciliation of written premium to earned premium for the three and twelve months ended December 31, 2005 and 2006 is set forth on page PC-2 of The Hartford’s Investor Financial Supplement for the fourth quarter of 2006.

Book value per share excluding AOCI is calculated based upon a non-GAAP financial measure. It is calculated by dividing (a) stockholders’ equity excluding AOCI, net of tax, by (b) common shares outstanding. The Hartford provides book value per share excluding AOCI to enable investors to analyze the amount of the company’s net worth that is primarily attributable to the company’s business operations. The Hartford believes book value per share excluding AOCI is useful to investors because it eliminates the effect of items which typically fluctuate significantly from period to period, primarily based on changes in interest rates. Book value per share is the most directly comparable GAAP measure. A reconciliation of book value per share to book value per share excluding AOCI as of December 31, 2005 and 2006 is set forth in the results by segment table.

Assets under management is an internal performance measure used by The Hartford because a significant portion of the company’s revenues are based upon asset values. These revenues increase or decrease with a rise or fall, correspondingly, in the level of assets under management. Assets under management is the sum of The Hartford’s total assets, mutual fund assets, and third-party assets managed by Hartford Investment Management Company.

The profitability of the Business Insurance, Personal Lines and Specialty Commercial underwriting segments are evaluated by The Hartford’s management primarily based upon underwriting results. Underwriting results is a before-tax measure that represents earned premiums less incurred losses, loss adjustment expenses and underwriting expenses. Net income is the most directly comparable GAAP measure. Underwriting results are influenced significantly by earned premium growth and the adequacy of The Hartford’s pricing. Underwriting profitability over time is also greatly influenced by The Hartford’s underwriting discipline, which seeks to manage exposure to loss through favorable risk selection and diversification, its management of claims, its use of reinsurance and its ability to manage its expense ratio, which it accomplishes through economies of scale and its management of acquisition costs and other underwriting expenses. The Hartford believes that underwriting results provides investors with a valuable measure of before-tax profitability derived from underwriting activities, which are managed separately from the company’s investing activities. Underwriting results are presented for Ongoing Operations, Other Operations and total Property and Casualty in The Hartford’s Investor Financial Supplement. A reconciliation of underwriting results to net income for total Property and Casualty, Ongoing Operations and Other Operations is set forth on pages PC-2, PC-3 and PC-14 of The Hartford’s Investor Financial Supplement for the fourth quarter of 2006.

A catastrophe is a severe loss, resulting from natural or man-made events, including risks such as fire, earthquake, windstorm, explosion, terrorism or other similar events. Each catastrophe has unique characteristics. Catastrophes are not predictable as to timing or loss amount in advance, and therefore their effects are not included in earnings or claims and claim adjustment expense reserves prior to occurrence. The Hartford believes that a discussion of the effect of catastrophes is meaningful for investors to understand the variability of periodic earnings.

The 2007 earnings guidance presented in this release is based on the financial measure core earnings. Net income is the most directly comparable GAAP measure. A quantitative reconciliation of The Hartford’s net income to core earnings is not calculable on a forward-looking basis because it is not possible to provide a reliable forecast of realized capital gains and losses, which typically vary substantially from period to period.

Some of the statements in this release should be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These include statements about The Hartford’s future results of operations. The Hartford cautions investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ.

These important risks and uncertainties include, without limitation, the difficulty in predicting the company’s potential exposure for asbestos and environmental claims; the possible occurrence of terrorist attacks; the response of reinsurance companies under reinsurance contracts and the availability, pricing and adequacy of reinsurance to protect the company against losses; changes in the stock markets, interest rates or other financial markets, including the potential effect on the company’s statutory capital levels; the inability to effectively mitigate the impact of equity market volatility on the company’s financial position and results of operations arising from obligations under annuity product guarantees; the company’s potential exposure arising out of regulatory proceedings or private claims relating to incentive compensation or payments made to brokers or other producers and alleged anti-competitive conduct; the uncertain effect on the company of regulatory and market-driven changes in practices relating to the payment of incentive compensation to brokers and other producers, including changes that have been announced and those which may occur in the future; the possibility of unfavorable loss development; the incidence and severity of catastrophes, both natural and man-made; stronger than anticipated competitive activity; unfavorable judicial or legislative developments; the potential effect of domestic and foreign regulatory developments, including those which could increase the company’s business costs and required capital levels; the possibility of general economic and business conditions that are less favorable than anticipated; the company’s ability to distribute its products through distribution channels, both current and future; the uncertain effects of emerging claim and coverage issues; a downgrade in the company’s financial strength or credit ratings; the ability of the company’s subsidiaries to pay dividends to the company; the company’s ability to adequately price its property and casualty policies; the ability to recover the company’s systems and information in the event of a disaster or other unanticipated event; potential changes in Federal or State tax laws; and other risks and uncertainties discussed in The Hartford’s Quarterly Reports on Form 10-Q, 2005 Annual Report on Form 10-K and other filings The Hartford makes with the Securities and Exchange Commission. The Hartford assumes no obligation to update this release, which speaks as of the date issued.

- financial tables to follow –

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
RESULTS BY SEGMENT (in millions except per share data)

	Three Months Ended			Year Ended
	December 31,			December 31,
LIFE	2005	2006	Change	2005	2006	Change
Retail Products Group
Individual Annuity	$183	$86	(53%)	$618	$571	(8%)
Other Retail	(8)	16	NM	4	57	NM

Total Retail Products Group	175	102	(42%)	622	628	1%
Retirement Plans	21	45	114%	75	109	45%
Institutional Solutions Group	22	24	9%	88	99	13%
Individual Life	43	31	(28%)	166	170	2%
Group Benefits	81	87	7%	272	303	11%
International	33	101	NM	96	246	156%
Other	(84)	(31)	63%	(115)	(114)	1%

Total Life net income	291	359	23%	1,204	1,441	20%
Less: Net realized capital gains (losses), after-tax [1]	(28)	(35)	(25%)	4	(164)	NM

Total Life core earnings	$319	$394	24%	$1,200	$1,605	34%
PROPERTY & CASUALTY
Ongoing Operations
Ongoing Operations Underwriting Results
Business Insurance	$12	$164	NM	$396	$618	56%
Personal Lines	74	108	46%	460	429	(7%)
Specialty Commercial	(67)	19	NM	(165)	64	NM

Total Ongoing Operations underwriting results	19	291	NM	691	1,111	61%
Net servicing income	9	8	(11%)	49	53	8%
Net investment income	285	339	19%	1,082	1,225	13%
Other expenses	(56)	(54)	4%	(202)	(222)	(10%)
Net realized capital gains (losses)	(5)	(2)	60%	19	(17)	NM
Income tax expense	(61)	(132)	(116%)	(474)	(596)	(26%)

Ongoing Operations net income	191	450	136%	1,165	1,554	33%

Other Operations
Other Operations net income (loss)	26	48	85%	71	(35)	NM
Total Property & Casualty net income	217	498	129%	1,236	1,519	23%
Less: Net realized capital gains (losses), after-tax [1]	(3)	50	NM	29	44	52%

Total Property & Casualty core earnings	$220	$448	104%	$1,207	$1,475	22%

CORPORATE
Total Corporate net loss	$(41)	$(74)	(80%)	$(166)	$(215)	(30%)

CONSOLIDATED
Net income	$467	$783	68%	$2,274	$2,745	21%
Less: Net realized capital gains (losses), after-tax [1]	(31)	15	NM	32	(120)	NM
Core earnings	$498	$768	54%	$2,242	$2,865	28%

PER SHARE DATA
Diluted earnings per share
Net income	$1.51	$2.42	60%	$7.44	$8.69	17%
Core earnings	$1.61	$2.37	47%	$7.34	$9.07	24%
Book value per share
Book value per share (including AOCI)	$50.71	$58.39	15%
Per share impact of AOCI	$0.30	$0.56	87%
Book value per share (excluding AOCI)	$50.41	$57.83	15%

[1] Includes those net realized capital gains and losses not included in core earnings. See discussions of non-GAAP and other financial measures section of this release.
The Hartford defines increases or decreases greater than or equal to 200%, or changes from a net gain to a net loss position, or vice versa, as “NM” or not meaningful.

The Hartford
First Quarter and Full Year 2007 Guidance
Full Year 2007 Core Earnings Per Diluted Share of $9.30 — $9.60

2007 Written Premium
Property and Casualty	Growth Compared to 2006	2007 Combined Ratio*
Ongoing Operations	3%-6%	87.5%-90.5%
Business Insurance	2%-5%	88.5%-91.5%
Middle Market	Flat

Small Commercial	4%-7%

Personal Lines	4%-7%	84.5%-87.5%

Auto	3%-6%

Homeowners	7%-10%

Specialty Commercial	3%-6%	92.0%-95.0%

*Excludes catastrophes and prior year development

Life	Deposits	Net Flows	ROA

U.S. Individual Annuity			Individual Annuity

Full Year 2007 – Variable Annuity	$12.0 - $13.0 Billion	($4.0) – ($3.0) Billion	55 – 57 bps

1Q07 – Variable		($800) Million –
Annuity	$3.1 - $3.5 Billion	($400) Million

Full Year 2007	$500 Million - $1.0	($1.0) Billion –
- Fixed Annuity	Billion	($500) Million

Japan Annuity			Japan Operations

Full Year 2007 – Variable Annuity	¥530 - ¥825 Billion	¥350 - ¥650 Billion	68 – 72 bps

at ¥118/$1 exchange	$4.5 - $7.0 Billion	$3.0 - $5.5 Billion

1Q07 – Variable Annuity	¥125 - ¥190 Billion	¥80 - ¥140 Billion

$700 Million - $1.2
at ¥118/$1 exchange	$1.1 - $1.6 Billion	Billion

Retail Mutual Funds			Other Retail

Full Year 2007	$10.5 - $12.5 Billion	$4.5 - $5.5 Billion	13 – 15 bps

1Q07	$2.9 - $3.3 Billion	$1.3 - $1.7 Billion

Retirement Plans

Full Year 2007	$5.5 - $6.5 Billion	$2.0 - $3.0 Billion	36 – 38 bps

$800 Million - $1.0
1Q07	$1.6 - $1.9 Billion	Billion

Institutional Solutions Group

Full Year 2007	$5.0 - $6.0 Billion	$2.0 - $3.0 Billion	18 – 20 bps

Group Benefits*

Fully Insured Sales	$800 - $850 Million

Fully Insured Premium	$4.4 - $4.5 Billion

Loss Ratio	72% - 74%

Expense Ratio	27% - 29%

After-tax Margin	6.8% - 7.2%

* Group Benefits guidance for sales and fully insured premiums excludes buyout premiums and premium equivalents Group Benefits guidance on after-tax margins, loss ratios and expense ratios uses fully insured premiums and fees, but excludes buyout premiums.

Individual Life

Sales	$305 - $315 million

Inforce Growth	8% - 10%

After-tax Margin on Total Revenue	15% - 16%